Exhibit 23(b)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Lafayette Bancorporation into First Merchants Corporation, of our reports dated January 8, 1999 on Jay Financial Corporation, and January 15, 1999 on Anderson Community Bank, relating to the statements of income, changes in shareholders' equity and cash flows of those organizations for the year ended December 31, 1998, included in First Merchants Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the inclusion and incorporation by reference in the Registration Statement on Form S-4 and Prospectus of our report, dated January 25, 2001, on the consolidated financial statements of Lafayette Bancorporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.


CROWE, CHIZEK AND COMPANY LLP
December 21, 2001
Indianapolis, Indiana


                                   Ex. 23(b)-1